Report of Independent Accountants





June 20, 1998



To the Board of Directors of

The Spain Fund, Inc.





We have examined management's assertions about the compliance of The Spain Fund, Inc. (the "Company") with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of January 30, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertions about the Company's compliance based on our examination.



Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Such procedures were performed by us, and by other independent accountants who have reported to us, with respect to securities denoted by the Company's accounting records as being under the control of Banco Bilbao Vizcaya, S.A. ("the subcustodian"). Included among the procedures performed were the following tests performed as of January 30, 1998 and for the period from December 1, 1997 through January 30, 1998 with respect to agreement of purchases and sales of securities without prior notice to management.



Confirmation of securities with the Company's custodian, Brown
Brothers Harriman & Co., including the location of such securities.



Count and inspection of all securities located in the vault of the subcustodian in Bilbao, Spain. This was performed by other independent accountants who have reported to us. The other accountants counted such securities on June 5, 1998. We noted that there has been no change in such holdings since our last examination.



Reconciliation by the other independent accountants of selected securities denoted by the Custodian's records as being held by the subcustodian in book entry form at Servicio de
Compensacion y Liquidacion de Valores ("SCL") in Spain.



Reconciliation of confirmation results and the results of the work of the other independent accountants for all securities to the books and records of the Company.



Agreement of two security purchases and two security sales or maturities since our last examination, from the books and records of the Company to broker confirmations or subsequent bank statements.



We believe that our examination, including the procedures performed by the other independent accountants, provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.



In our opinion, management's assertion that The Spain Fund, Inc.
was in compliance with the above mentioned provisions of Rule
17f-2 of the Investment Company Act of 1940 as of  January 30,
1998 is fairly stated, in all material respects.



This report is intended solely for the information and use of management of The Spain Fund, Inc. and The Securities and
Exchange Commission and should not be used for any other purpose.









PRICE WATERHOUSE LLP